EX-99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Goldman Sachs ETF Trust of our reports dated October 25, 2024, relating to the financial statements and financial highlights of the Goldman Sachs JUST U.S. Large Cap Equity ETF, which appears in the Fund’s Annual Report on Form N-CSR for the period ended August 31, 2024. We also consent to the references to us within the introductory note and under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 20, 2025